Farmer Mac to Host Investor Day on March 18, 2026

WASHINGTON, D.C., March 4, 2026 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, today announced that it will host an Investor Day on Wednesday, March 18, 2026 in New York City. The presentation will begin at approximately 10:00 a.m. ET and conclude around 1:00 p.m. ET. The Management Team will discuss the company’s growth opportunities and strategic priorities.

The event can be accessed virtually as follows:
Webcast: https://www.farmermac.com/investors/events-presentations/
This event can be heard live and will also be available for replay on Farmer Mac’s website following its conclusion.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, corporate agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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